Exhibit 3.3

SECOND AMENDED & RESTATED BYLAWS

OF

HOMESTREET, INC.

ARTICLE 1.

SHAREHOLDERS

1.1 ANNUAL MEETING. The annual meeting of the shareholders shall be held on a date and at a time to be set by the Board of Directors of the corporation (the “Board”), for the purposes of electing directors and transacting such other business as may come before the meeting. The failure to hold an annual meeting at the time stated in these Bylaws does not affect the validity of any corporate action.

1.2 SPECIAL MEETINGS. Unless otherwise provided by law, special meetings of the shareholders may be called by the Chairman of the Board (the “Chairman”), by the President, by the Board, or by the holders of not less than one-tenth of all of the outstanding shares of the corporation entitled to vote on any issue proposed to be considered at the meeting. To be in proper form, a request for a special meeting of shareholders submitted by one or more shareholders must:

(a).	be in writing and be delivered in person or by registered mail to the Secretary of the corporation;

(b).	specify in reasonable detail the purpose(s) of and the business proposed to be conducted at the special meeting;

(c).	suggest a date for the special meeting, which date shall be no fewer than 30 and no more than 90 days from the date on which the request is delivered to the Secretary of the corporation; and

(d).	contain the information required of a Noticing Shareholder by Section 1.13(b) of these Bylaws.

If the Board determines a shareholder request for a special meeting complies with the Articles of Incorporation and the provisions of these Bylaws, the Board shall call and send notice of a special meeting for the purpose set forth in such request within 30 days of receipt of the request. The Board shall determine the date for such special meeting and the record date for shareholders entitled to notice of and to vote at such meeting.

1.3 PLACE OF MEETING. All meetings shall be held at the principal office of the corporation or at such other place within or without the State of Washington as may be designated by the Chairman, the President, or the Board, pursuant to proper notice.

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1.4 NOTICE OF MEETING. Written or electronic notice of each meeting of shareholders shall be delivered to each shareholder entitled to vote at the meeting, stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice shall be given no fewer than 10 nor more than 60 days before the meeting date, except that notice of a shareholders meeting to act on an amendment to the articles of incorporation, a plan of merger or share exchange, a proposed sale of substantially all of the assets of the corporation, or the dissolution of the corporation shall be given no fewer than 20 nor more than 60 days before the meeting date.

1.5 WAIVER OF NOTICE. A shareholder may waive any notice required to be given by these Bylaws or by the Articles of Incorporation before or after the meeting that is the subject of such notice. A valid waiver is created by any of the following three methods: (a) by the shareholder entitled to the notice delivering to the corporation for inclusion in the corporate records a waiver that is either (i) in an executed and dated record or (ii) if the corporation has designated an address, location, or system to which the waiver may be electronically transmitted and the waiver is electronically transmitted to the designated address, location, or system, in an executed and dated electronically transmitted record; (b) attendance at the meeting, unless the shareholder at the beginning of the meeting objects to the holding of the meeting or the transaction of business at the meeting; or (c) failure to object at the time of presentation of a matter not within the purpose or purposes described in the meeting notice, assuming the shareholder is present at the meeting at such time.

1.6 QUORUM. Unless otherwise required by law, a majority of the outstanding shares of the corporation entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum at a shareholders meeting for action on that matter. Once a share is represented at a meeting, other than to object to the holding of the meeting or to the transaction of business, it is deemed to be present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for the adjourned meeting. If less than a quorum of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. If a meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time, or place if a new date, time, or place is announced at the meeting before adjournment; however, if applicable law or these Bylaws require that a new record date for the adjourned meeting must be fixed, then notice of the adjourned meeting must be given to persons who are shareholders as of the new record date. At such reconvened meeting, any business may be transacted that might have been transacted at the meeting as originally noted.

1.7 PROXIES. At all shareholders meetings a shareholder may vote in person or by proxy granted in the form of either (a) an executed writing by the shareholder or by his or her attorney in fact or (b) an electronic transmission sent in accordance with the provisions for electronic notice under these Bylaws. An appointment of proxy is effective when an appointment form or an electronic transmission (or documentary evidence thereof, including verification information) is received by the person authorized to tabulate votes for the Corporation. Such proxy shall be filed with the Secretary of the corporation before or at the time

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of the meeting. Unless otherwise provided in the proxy, a proxy shall be invalid after 11 months from the date of its execution.

1.8 VOTING OF SHARES. Each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.

1.9 MANNER OF ACTING. At a meeting at which a quorum is represented, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or by the Articles of Incorporation. In the election of directors, the candidates receiving the highest number of votes shall be elected.

1.10 TELEPHONIC MEETINGS. The shareholders may participate in a meeting of the shareholders by means of a conference telephone or similar communications equipment, provided that all persons participating in the meeting can hear each other. Subject to the notice requirements of Section 1.4 above, such a meeting shall be considered a duly held shareholders meeting, and participation by such means shall constitute presence in person at the meeting.

1.12 RECORD DATE. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, of shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board may fix in advance a date as the record date for any such determination of shareholders, which shall not in any case be more than 70 days and, in the case of a meeting of shareholders, less than 10 days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, the day before the date on which notice of the meeting is first delivered shall be the record date. If no record date is fixed for the determination of shareholders entitled to receive payment of a dividend, the date on which the resolution of the Board declaring such dividend is adopted shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof unless the Board fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

1.13 NOTICE OF SHAREHOLDER BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING OF SHAREHOLDERS

In order for (1) a shareholder that holds of record stock of the corporation entitled to vote at the meeting on such business (including any election of a director) (a “Record Holder”) or (2) a person that holds such stock through a nominee or “street name” holder of record of such stock and can demonstrate to the corporation such indirect ownership of such stock and such Nominee Holder’s entitlement to vote such stock on such business (a “Nominee Holder” and together with a Record Holder, each a “Noticing Shareholder”) to properly bring any item of business before an annual meeting of shareholders, the Noticing Shareholder must give timely notice thereof in writing to the Secretary of the corporation in compliance with the requirements of this Section

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1.13. This Section 1.13 shall constitute an “advance notice provision” for annual meetings for purposes of Rule 14a-4(c)(1) under the Exchange Act.

(a)	To be timely, a Noticing Shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation: not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above.

(b)	To be in proper form, whether in regard to a nominee for election to the Board or other business, a Noticing Shareholder’s notice to the Secretary must:

i.	Set forth, as to the Noticing Shareholder and, if the Noticing Shareholder holds for the benefit of another, the beneficial owner on whose behalf the nomination or proposal is made, the following information together with a representation as to the accuracy of the information

A.	the name and address of the Noticing Shareholder as they appear on the corporation’s books and, if the Noticing Shareholder holds for the benefit of another, the name and address of such beneficial owner (collectively “Holder”),

B.	the class or series and number of shares of the corporation that are, directly or indirectly, owned beneficially and/or of record,

C.	any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not the instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) that is directly or indirectly owned beneficially by the Holder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation,

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D.	any proxy, contract, arrangement, understanding, or relationship pursuant to which the Holder has a right to vote or has granted a right to vote any shares of any security of the corporation,

E.	any short interest in any security of the corporation (for purposes of these Bylaws a person shall be deemed to have a short interest in a security if the Holder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security),

F.	any rights to dividends on the shares of the corporation owned beneficially by the Holder that are separated or separable from the underlying shares of the corporation,

G.	any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Holder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity,

H.	any performance-related fees (other than an asset-based fee) that the Holder is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any,

I.	any arrangements, rights, or other interests described in Sections 1.13(b)(i)(C)-(H) held by members of such Holder’s immediate family sharing the same household,

J.	any other information relating to the Holder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder, and

K.	any other information as reasonably requested by the corporation.

Such information shall be provided as of the date of the notice and shall be supplemented by the Holder not later than 10 days after the record date for the meeting to disclose such ownership as of the record date.

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ii.	If the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, the notice must set forth:

A.	a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the Holder, in such business, and

B.	a description of all agreements, arrangements and understandings, direct and indirect, between the Holder, and any other person or persons (including their names) in connection with the proposal of such business by the Holder.

iii.	Set forth, as to each person, if any, whom the Holder proposes to nominate for election or reelection to the Board:

A.	all information relating to the Holder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and

B.	a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Holder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Holder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of such registrant.

iv.	A representation that the Noticing Shareholder intends to vote or cause to be voted such stock at the meeting and intends to appear in person or by a representative at the meeting to nominate the person or propose the business specified in the notice.

v.

With respect to each nominee for election or reelection to the Board, the Noticing Shareholder shall include a completed and signed questionnaire, representation, and agreement required by Section 1.14. The corporation may require any proposed nominee to furnish such other information as may reasonably be

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required by the corporation to determine the eligibility of the proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of the nominee.

(c)	Notwithstanding anything in Section 1.13(a) to the contrary, if the number of directors to be elected to the Board is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by these Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which the public announcement naming all nominees or specifying the size of the increased Board is first made by the corporation.

(d)	For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and the rules and regulations thereunder.

(e)	Only those persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors. Only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws. Except as otherwise provided by law, the Articles of Incorporation, or these Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in compliance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such proposal or nomination shall be disregarded.

(f)	Notwithstanding the foregoing provisions of these Bylaws, a Noticing Shareholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.3 or Section 1.13.

(g)	Nothing in these Bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Notice of shareholder proposals that are, or that the Noticing Shareholder intends to be, governed by Rule 14a-8 under the Exchange Act are not governed by these Bylaws.

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The Chairman of a meeting of shareholders may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedures. The business to be conducted at a special meeting of shareholders shall be limited to the business set forth in the notice of meeting sent by the corporation.

1.14 SUBMISSION OF QUESTIONNAIRE, REPRESENTATION AND AGREEMENT

To be eligible to be a nominee for election or reelection as a director of the corporation by a Holder, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.13) to the Secretary at the principal executive offices of the corporation a written questionnaire providing the information requested about the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (the questionnaire, representation and agreement to be in the form provided by the Secretary upon written request) that such person:

(a)	is not and will not become a party to:

i.	any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation, or

ii.	any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director of the corporation, with the person’s fiduciary duties under applicable law,

(b)	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein, and

(c)	in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the corporation.

1.15 ELIGIBILITY REQUIREMENTS OF DIRECTOR NOMINEES

Notwithstanding any other provision of the bylaws to the contrary, any nominee shall comply with, and shall provide the Company with appropriate information regarding the nominee so that the Company is able to comply with, any requirements imposed by applicable law or by regulatory entities having jurisdiction over the Company relating to the election or

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appointment of directors, including without limitation the Board of Governors of the Federal Reserve System (or, prior to July 21, 2011, the Office of Thrift Supervision) and the Director of Financial Institutions of the State of Washington. Any nominee’s eligibility to serve as a director of the Company shall be subject to any required notification to, or approval, nonobjection or requirement of, the Board of Governors of the Federal Reserve System, the Director of Financial Institutions of the State of Washington or any other regulatory entity having jurisdiction over the Company.

ARTICLE 2.

BOARD OF DIRECTORS

2.1 GENERAL POWERS. All corporate powers shall be exercised by or under authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board, except as may be otherwise provided by law or the Articles of Incorporation.

2.2 NUMBER AND QUALIFICATION. The Board shall be composed of at least seven but not more than thirteen directors, the exact number to be determined by the Board from time to time. The permissible range of directors may be changed from time to time by an amendment to these Bylaws. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors need not be shareholders of the corporation or residents of the State of Washington.

2.3 ELECTION AND TERM OF OFFICE. Approximately one-third of the directors shall be elected at each annual meeting of shareholders, and each director shall hold office for a period of three years, until his or her successor is elected and qualified, or until his or her earlier resignation or removal. If, for any reason, the directors shall not have been elected at any annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by these Bylaws. Directors may be reelected to successive or additional terms on the Board.

2.4 REGULAR MEETINGS. An annual Board meeting shall be held without notice immediately after and at the same place as the annual meeting of shareholders, or at the same time and place as the next regularly scheduled Board meeting following the annual meeting of shareholders. In addition, the Board shall meet at least two additional times during each year, at such time and place, either within or without the State of Washington, as may be set by the Board, the Chairman, or the President. So long as a schedule of all such regular meetings for the year is provided to all directors in accordance with Section 2.6 at least one day prior to the date of the first such regular meeting, no additional notice of such meetings need be given.

2.5 SPECIAL MEETINGS. Special Board meetings may be called by the Chairman or the President at his or her discretion, or at the request of any two directors. The Chairman or President may fix any place either within or without the State of Washington as the place for holding any special Board meeting so called.

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2.6 NOTICE. Subject to Section 2.4 above, written, electronic or oral notice of each Board meeting shall be delivered to each director at least one day before the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

2.7 WAIVER OF NOTICE. A director may waive notice of a meeting of the Board either before or after the meeting, and such waiver shall be deemed to be the equivalent of giving notice. The waiver must be written or electronic, delivered in the manner provided for in these Bylaws and delivered to the corporation for inclusion in its corporate records. Attendance of a director at a meeting shall constitute waiver of notice of that meeting unless said director attends for the express purpose of objecting to the transaction of business because the meeting has not been lawfully called or convened.

2.8 QUORUM. Unless otherwise required by law, a majority of the number of directors set by the Board shall constitute a quorum for the transaction of business at any Board meeting but, if less than a quorum is present, a majority of the directors present may adjourn the meeting to another time without further notice. At any adjourned meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting as originally called.

2.9 MANNER OF ACTING. Unless otherwise required by law or by the Articles of Incorporation, the act of a majority of the directors present at a meeting shall be the act of the Board, provided that a quorum is present at the time the vote on such action is taken.

2.10 VACANCIES. Any vacancy occurring on the Board shall be filled as soon as practicable, either (a) at a regular meeting of the Board, by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board or (b) by the shareholders at an annual meeting or at a special meeting called for that purpose, unless either the Board or the shareholders elect not to fill such vacancy and to decrease the size of the Board in accordance with these Bylaws. A director elected to fill a vacancy due to death, resignation, or removal shall be elected for the unexpired term of his or her predecessor in office. Any directorship to be filled by reason of an increase in the number of directors shall be filled for a term extending only until the next annual meeting of shareholders.

2.11 RESIGNATION AND REMOVAL. Any director of the corporation may resign at any time by giving written notice to the Board, the Chairman, the Chief Executive Officer, or the Secretary of the corporation. Any director resignation is effective when the notice is delivered, unless the notice specifies a later effective date. At a meeting of shareholders called expressly for that purpose, one or more members of the Board (including the entire Board) may be removed, for good cause, by a vote of the shareholders.

2.12 COMPENSATION. A director may not directly or indirectly receive any pay or compensation, except in accordance with applicable law. A director may receive, by affirmative vote of a majority of all the directors, reasonable compensation for (a) attendance at meetings of the Board; (b) service as an officer of the corporation, provided that his or her duties as an officer

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require and receive his or her regular and faithful attendance at the corporation; (c) service in appraising real property for the corporation; and (d) service as a member of a committee of the Board; provided that, a director receiving compensation for service as an officer pursuant to (b) shall not receive any additional compensation for service under (a), (c), or (d).

2.13 PRESUMPTION OF ASSENT. A director of the corporation present at a Board meeting at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless:

(a) the director objects at the beginning of the meeting, or promptly upon arrival, to holding it or transacting business at the meeting;

(b) the director’s dissent or abstention from the action is entered in the minutes of the meeting; or

(c) the director delivers his or her written dissent or abstention to such action to the presiding officer of the meeting before the adjournment thereof or to the corporation within a reasonable time after the adjournment of the meeting.

A director who voted in favor of such action may not dissent or abstain.

2.14 CONSENT IN LIEU OF MEETING. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if a written consent setting forth the action to be taken is signed by each of the directors. Any such written consent shall be inserted in the minute book with the same effect as if it were the minutes of a Board meeting.

2.15 COMMITTEES. The Board by resolution may designate one or more committees. Each such committee:

(a) must have two or more members;

(b) must be governed by the same rules regarding meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements as apply to the Board; and

(c) to the extent provided in such resolution or in the Articles of Incorporation or these Bylaws, shall have and may exercise all the authority of the Board, except that no such committee shall have the authority to: (1) authorize or approve dividends or distributions except according to a general formula or method prescribed by the Board; (2) approve or recommend to shareholders actions or proposals required by law to be approved by shareholders; (3) fill vacancies on the Board or any committee thereof; (4) amend the Articles of Incorporation; (5) adopt, amend, or repeal the Bylaws; (6) approve a plan of merger not requiring shareholder approval; or (7) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except that the Board

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may authorize a committee, or a senior executive officer of the corporation, to do so within limits specifically prescribed by the Board.

2.16 TELEPHONIC MEETINGS. Members of the Board or any committee appointed by the Board may participate in a meeting of the Board or such committee by means of a conference telephone or similar communications equipment, provided that all persons participating in the meeting can hear each other. Subject to the notice requirements of Section 2.7 above, such a meeting shall be considered a duly held meeting of the Board or the committee, and participation by such means shall constitute presence in person at the meeting.

ARTICLE 3.

OFFICERS

3.1 DESIGNATION. The executive officers of the corporation shall be a Chairman, President, Chief Executive Officer, Secretary, and Treasurer as well as the Company’s principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), or any other officer or person who performs a policy-making function for the Company (the “Executive Officers”). Executive officers of the Company shall also include officers of the Company’s subsidiaries if they perform such policy-making functions for the Company. Any two or more offices may be held by the same person.

3.2 ELECTION AND TERM OF OFFICE. The Executive Officers of the corporation shall be elected by the Board for such term as the Board may deem advisable or may be elected to serve for an indefinite term at the pleasure of the Board. Such officers shall be elected at the first Board meeting held after the expiration of the term of office. Each such officer shall hold office until his or her successor has been elected and qualified or until his or her earlier resignation or removal. Any other officers below the level of Executive Officer shall be appointed by either the Board, the Chairman, the Chief Executive Officer or the President for such term as they may deem advisable or may be appointed to serve for an indefinite term at the pleasure of the Board, the Chairman, the Chief Executive Officer or the President, as the case may be, subject to the ultimate authority of the Board.

3.3 REMOVAL. The Executive Officers of the corporation may be removed by the Board whenever in its judgment the best interest of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any other officers below the level of Executive Officer may be removed by the Board, the Chairman, the Chief Executive Officer or the President, subject to the ultimate authority of the Board, whenever in their judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

3.4 VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification, or otherwise, may be filled by the Board, the Chairman, the Chief Executive Officer or the President, as applicable, for the unexpired portion of the term.

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3.5 CHAIRMAN OF THE BOARD. The Chairman of the Board shall, if present, preside over all shareholders meetings and at all meetings of the Board, and shall exercise and perform such other powers and duties as may be assigned from time to time by the Board. In the absence of the President, the Chairman shall perform and have all other powers and duties of the President. The Chairman may sign on behalf of the corporation certificates for shares of the corporation, deeds, mortgages, bonds, contracts, notes, or other instruments that the Board has authorized to be executed, except when the execution thereof has been expressly delegated by the Board or by these Bylaws to some other officer or agent of the corporation or when such documents are required by law to be otherwise signed or executed by some other officer or in some other manner. The Board shall determine the means for resolving any conflicts between the Chairman and the President. The Vice Chairman, if any, shall have only such duties and authority as shall be determined by the Board and shall not, unless specifically so provided by the Board, assume any of the duties or authority of the Chairman in the absence of the Chairman or if there is no Chairman.

3.6 PRESIDENT. The President shall exercise and perform such powers and duties as may be assigned from time to time by the Board. In the absence of the Chairman, the President shall preside over all shareholders meetings and over all Board meetings, and shall have and perform all other duties of the Chairman. The President may sign on behalf of the corporation certificates for shares of the corporation, deeds, mortgages, bonds, contracts, notes, or other instruments that the Board has authorized to be executed, except when the execution thereof has been expressly delegated by the Board or by these Bylaws to some other officer or agent of the corporation or when such documents are required by law to be otherwise signed or executed by some other officer or in some other manner. In the absence of a determination by the Board of Directors to the contrary, the Chief Executive Officer shall serve as the President of the corporation.

3.7 EXECUTIVE VICE PRESIDENTS. In the event of the absence or death of both the President and the Chairman, or the inability or refusal of both such Executive Officers to act, the Board shall designate one or more of the Executive Vice Presidents to perform the duties of the President and the Chairman. Such Executive Vice President(s), when so acting, shall have all the powers of and be subject to all the restrictions upon the President and Chairman, as applicable. Executive Vice Presidents shall perform such other duties as from time to time may be assigned by the Board, the Chairman, the Chief Executive Officer or the President.

3.8 OTHER VICE PRESIDENTS. The Senior Vice Presidents and other Vice Presidents shall perform such duties as from time to time may be assigned by the Board, the Chairman, the Chief Executive Officer or the President, as applicable.

3.9 SECRETARY. The Secretary shall:

(a) Prepare and keep the minutes of shareholders and Board meetings in one or more books provided for that purpose;

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(b) See that all notices are duly given in accordance with the provisions of these Bylaws or as required by law;

(c) Be custodian of the corporate records and of the seal of the corporation, if any, and see that the seal is affixed to all documents, the execution of which on behalf of the corporation under its seal is duly authorized;

(d) Authenticate records of the corporation when necessary or appropriate;

(e) Keep a register of the post office address of each shareholder as furnished to the Secretary by each shareholder;

(f) Sign with the President, or the Chairman, certificates for shares of the corporation, the issuance of which has been authorized by resolution of the Board;

(g) Have general charge of the stock transfer books of the corporation; and

(h) In general perform all duties as from time to time may be assigned by the Chairman, the President, the Chief Executive Officer or by the Board.

3.10 TREASURER. If required by the Board, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board shall determine. The Treasurer shall:

(a) Have charge and custody of and be responsible for all funds and securities of the corporation;

(b) Receive and give receipts for monies due and payable to the corporation from any source whatsoever, and deposit such monies in the name of the corporation in such corporations, trust companies, or other depositories as shall be selected in accordance with the provisions of these Bylaws; and

(c) In general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned by the Chairman, the President, the Chief Executive Officer or by the Board.

3.11 COMPENSATION. The Board shall have authority (a) to fix the compensation, whether in the form of salary, bonus, stock options or otherwise, of all officers and employees of the corporation, either specifically or by formula applicable to particular classes of officers or employees, and (b) to authorize the Chairman, the President or the Chief Executive Officer to fix the compensation of subordinate officers and employees of the corporation, subject to the ultimate authority of the Board. The Board of Directors shall have authority to appoint a compensation committee and may delegate to that committee any or all of its authority relating to compensation. The appointment of an officer shall not of itself create contract rights.

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ARTICLE 4.

CERTIFICATES FOR SHARES AND THEIR TRANSFER

4.1 CERTIFICATES FOR SHARES. No shares of the corporation shall be issued unless authorized by the Board. Such authorization shall include the maximum number of shares to be issued, the consideration to be received, and a statement that the Board considers the consideration to be adequate. Shares may but need not be represented by certificates.

Certificates representing shares of the corporation shall be signed by original or facsimile signature of the President or the Chairman and by the Secretary and shall include thereon written notice of any restrictions which the Board may impose on the transferability of such shares. All certificates shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificates for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed, or mutilated certificate, a new one may be issued therefor upon such terms and indemnity to the corporation as the Board may prescribe.

4.2 TRANSFER OF SHARES. Transfer of shares of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney in fact authorized by power of attorney duly executed and filed with the Secretary of the corporation, and on surrender for cancellation of any certificates for such shares.

4.3 SHARES WITHOUT CERTIFICATES. The Board may authorize the issue of some or all of the shares without certificates. Within a reasonable time after the issue or transfer of shares without certificates, the corporation shall send the shareholder a written statement of the information required on certificates by applicable law.

ARTICLE 5.

BOOKS, RECORDS, AND REPORTS

5.1 MINUTES. The corporation shall keep as permanent records minutes of all meetings of its shareholders and Board, a record of all actions taken by the shareholders or the Board without a meeting, and a record of all actions taken by a committee of the Board exercising the authority of the Board on behalf of the corporation.

5.2 ACCOUNTING RECORDS. The corporation shall maintain appropriate accounting records.

5.3 STOCK RECORDS. The corporation or its agent shall maintain a record of its shareholders, in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each. For a period beginning 10 days prior to any shareholders meeting and continuing

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through the meeting, an alphabetical list of the names of all shareholders of the corporation entitled to notice of the meeting, with address and number of shares held, shall be made available for inspection by any shareholder during normal business hours at the principal office of the corporation or at a place identified in the meeting notice in the city where the meeting will be held. Such shareholder list shall also be available at the meeting or any adjournment of the meeting.

5.4 OTHER RECORDS. The corporation shall maintain the following records at its principal offices:

i.	The Articles of Incorporation and all amendments to them currently in effect;

ii.	The Bylaws and all amendments to them currently in effect;

iii.	The minutes of all shareholders’ meetings, and records of all actions taken by shareholders without a meeting, for the past three years;

iv.	Its financial statements for the past three years, including balance sheets showing in reasonable detail the financial condition of the Corporation as of the close of each fiscal year, and an income statement showing the results of its operations during each fiscal year prepared on the basis of generally accepted accounting principles or, if not, prepared on a basis explained therein;

v.	All communications to shareholders generally within the past three years;

vi.	A list of the names and business addresses of its current directors and officers; and

vii.	Its most recent annual report delivered to the Secretary of State of Washington.

5.5 REPORTS. The corporation shall make such periodic reports to state and federal regulatory authorities, and the Board shall require such additional reports to be prepared for its review, as are required by applicable law.

ARTICLE 6.

FISCAL YEAR

The fiscal year of the corporation shall be the twelve month period ending on December 31 in each year, or such other fiscal year as may be adopted from time to time by the Board.

ARTICLE 7.

CONTRACTS

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The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and that authority may be general or confined to specific instances.

ARTICLE 8.

AMENDMENTS

These Bylaws may be amended or repealed, and new bylaws may be adopted, either:

(a) by the shareholders at an annual or special meeting, provided that notice of the meeting includes a description of the proposed change to the Bylaws; or

(b) by the Board, except to the extent such power is reserved to the shareholders by law or by the Articles of Incorporation, or unless the shareholders, in amending or repealing a particular bylaw, provide expressly that the Board may not amend or repeal that bylaw.

ARTICLE 9.

INDEMNIFICATION

9.1 INDEMNITEE. The term “Indemnitee” as used in this Article 9 shall mean any person who was or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, being or having been a director or officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, employee, or agent or in any other capacity while serving as a director, trustee, officer, employee, or agent.

9.2 RIGHT TO INDEMNIFICATION.

9.2.1 SCOPE. Each Indemnitee shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, penalties, and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith. Except as provided in Section 9.2.2(b) below, the determination otherwise required by RCW 23B.08.550 shall not be required in connection with indemnification pursuant to this Section 9.2.1.

9.2.2 EXCEPTIONS.

(a) Such right of indemnification shall not exist where the act or omission of the Indemnitee involves (i) intentional misconduct or a knowing violation of the law, (ii)

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a violation of RCW 23B.08.310 (as now in effect or as it may hereafter be amended), or (iii) any transaction in which the Indemnitee has received or will receive a benefit in money, property, or services to which he or she is not legally entitled.

(b) Such right of indemnification shall also not exist where the act or omission of the Indemnitee involves recklessness, unless the corporation elects by resolution of its shareholders to provide such indemnification pursuant to RCW 23B.08.550(2)(d) (as now in effect or as it may hereafter be amended).

9.2.3 CONTINUATION AFTER SEPARATION. Such right of indemnification shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators.

9.2.4 PROCEEDING BY INDEMNITEE. Except as provided in Section 9.3, such right of indemnification shall not exist where the Indemnitee seeks indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors prior to its initiation.

9.2.5 CONTRACT RIGHT; EXPENSES. The right of indemnification conferred in this Section 9.2 shall be a contract right and shall include the right to have the corporation pay the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise.

9.3 RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Section 9.2 is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be 20 days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall also be entitled to reimbursement for the expenses of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article 9 upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proving by a preponderance of the evidence that the claimant is not so entitled. Neither the failure of the corporation (including the Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including the Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of

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expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

9.4 NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article 9 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote or consent of shareholders or disinterested directors, or otherwise.

9.5 INSURANCE, CONTRACT, AND FUNDING. The corporation may maintain insurance at its own expense to protect itself and any Indemnitee against any expense, liability, or loss against which the corporation has the power to indemnify pursuant to this Article 9. In addition, the corporation may maintain insurance against such expense, liability, or loss whether or not the corporation would have the power to provide indemnification under the Washington Business Corporation Act. The corporation may, without further shareholder action, enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article 9 and may create trust funds, grant security interests in corporate assets, provide letters of credit, and use such other means as the corporation deems necessary or appropriate to ensure that indemnification is provided under this Article 9.

9.6 INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The corporation may, by action of the Board from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to or on behalf of employees and agents of the corporation with the same scope and effect as the provisions of this Article 9 with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.

ARTICLE 10.

MISCELLANEOUS

11.1 RULES OF ORDER. All meetings of the shareholders and directors shall be conducted in the manner determined by the person acting as chairman of the meeting, to the extent not inconsistent with the Articles of Incorporation, Bylaws, or special rules of order of the corporation.

11.2 SHARES OF ANOTHER CORPORATION. Shares of another corporation held by this corporation may be voted in person or by proxy by the Chairman, the President, or an Executive Vice President specifically authorized to do so by resolution of the Board.

11.2 ORAL, WRITTEN AND ELECTRONIC NOTICE. For purposes of notice required under these Bylaws the following provisions shall apply.

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Oral notice may be communicated in person or by telephone, wire or wireless equipment that does not transmit a facsimile of the notice. Oral notice is effective when communicated if communicated in a comprehensible manner.

Written notice may be transmitted by mail, private carrier, or personal delivery; or telephone, wire, or wireless equipment that transmits a facsimile of the notice and provides the transmitter with an electronically generated receipt. Written notice is effective at the earliest of the following: (a) when received; (b) five days after its deposit in the U.S. mail if mailed with first-class postage to the address as it appears on the current records of the Corporation; (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee. Written notice to a shareholder is effective (a) when mailed, if mailed with first class postage prepaid; and (b) when dispatched, if prepaid, by air courier.

Notices to directors and shareholders from the corporation and from directors and shareholders to the corporation may be provided in an electronic transmission which contains or is accompanied by information from which it can be reasonably verified that the transmission was authorized by the director, the shareholder or by the shareholder’s attorney-in-fact. Subject to contrary provisions in applicable law, notice to shareholders or directors in an electronic transmission shall be effective only with respect to shareholders and directors that have consented, in the form of a record, to receive electronically transmitted notices and that have designated in the consent the address, location, or system to which these notices may be electronically transmitted and with respect to a notice that otherwise complies with any other requirements of applicable law. A shareholder or director who has consented to receipt of electronically transmitted notices may revoke this consent by delivering a revocation to the corporation in the form of a record. The consent of any shareholder or director is revoked if (a) the corporation is unable to electronically transmit two consecutive notices given by the corporation in accordance with the consent, and (b) this inability becomes known to the Secretary, the transfer agent, or any other person responsible for giving the notice. The inadvertent failure by the corporation to treat this inability as a revocation does not invalidate any meeting or other action.

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❖ ❖ ❖ ❖

CERTIFICATE OF ADOPTION

The undersigned, being the Secretary of HomeStreet, Inc., hereby certifies that the foregoing is a true and correct copy of the Second Amended & Restated Bylaws adopted by resolution of the Board of Directors of the corporation on June 23, 2011 to be effective as of the date the corporation’s Form S-1 for its initial sale of common stock is declared to be effective by the Securities and Exchange Commission.

/s/ Godfrey B. Evans

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